Exhibit 99.1

RFS SHAREHOLDERS APPROVE MERGER WITH CNL HOSPITALITY

Memphis, TN, July 8, 2003 — RFS Hotel Investors, Inc. (NYSE:RFS) announced today at its Special Meeting of Shareholders held this morning that its shareholders approved the Company’s proposed merger with CNL Hospitality Properties, Inc. (CNL).  The closing of the merger is subject to other customary closing conditions.  Assuming all other conditions to closing are satisfied, the Company anticipates that the merger will close on or about July 10, 2003.

As announced on May 8, 2003, CNL is acquiring the Company for $12.35 per share in cash (approximately $383 million), plus the assumption of total debt of approximately $304.6 million, representing total consideration of approximately $687.6 million.

Robert Solmson, chairman and CEO of the Company, stated, “We are very proud of our almost 10-year history as a public company.  We are particularly grateful to our employees, directors, and investors who supported our efforts over the years.  Investors who acquired our stock during the IPO in August 1993 realized a compounded annual return of 14.1% over the 10-year period.  This compares favorably to the Standard & Poors 500 Index and to returns achieved by other publicly-held REITs.  CNL is a professionally-managed, well-capitalized business which, I am confident, will be a superb custodian of these assets and a wonderful employer for the former Company associates.”

About RFS Hotel Investors, Inc.

RFS owns interests in 57 hotels with approximately 8,271 rooms located in 24 states.  Its hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton®, Residence Inn® by Marriott®, Hilton®, Doubletree®, Holiday Inn®, Hampton Inn®, Homewood Suites® by Hilton® and TownePlace Suites™ by Marriott®. Additional information about RFS can be found at its website, http://www.rfshotel.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release relating to the completion of the merger with CNL Hospitality are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events.  These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the satisfaction of all of the conditions to the closing of the acquisition and CNL Hospitality’s ability to successfully finance and complete its acquisition of RFS.  RFS disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Although the RFS believes its current expectations are based upon reasonable assumptions, RFS can give no assurance that expectations will be attained or that actual results will not differ materially.